Exhibit 10.1

Summary of 2004 Bonus Plan

The Compensation Committee of the Board of Directors of Sepracor Inc. (the “Company”) may grant a discretionary bonus to each of the Company’s executive officers for work performed by such officer during the year ended December 31, 2004 (the “2004 Bonus”).   Each officer’s 2004 Bonus shall be determined based on, among other things, the Company’s overall performance, as well as such officer’s individual performance, during the fiscal year ended December 31, 2004.  Each executive officer has a target 2004 Bonus (the “2004 Target Bonus”), which has been determined based on a percentage (the “2004 Target Percentage”) of such officer’s 2004 annual base salary.  Each executive officer's 2004 Target Bonus and 2004 Target Percentage is set forth in the table below.

Executive Officer	2004 Target Bonus	2004 Target Percentage

Timothy J. Barberich Chief Executive Officer	$238,518	50%

William J. O’Shea President and Chief Operating Officer	$211,039	50%

Mark H.N. Corrigan, M.D. Executive Vice President, Research and Development	$176,344	45%

David P. Southwell Executive Vice President, Chief Financial Officer and Secretary	$122,744	40%

Robert F. Scumaci Executive Vice President, Finance and Administration, and Treasurer	$109,664	40%

Douglas E. Reedich, Ph.D., J.D. Senior Vice President, Legal Affairs	$78,000	30%